EXHIBIT 99.1

Finish Line Reports Third Quarter Fiscal Year 2012 Results

Q3 comp store sales increased 7.7%; EPS up 37.5% to $0.11

INDIANAPOLIS, Dec. 21, 2011 – The Finish Line, Inc. (NASDAQ: FINL) today reported results for the third quarter fiscal 2012, representing the 13-week period ended November 26, 2011.

Third Quarter Results

Consolidated net sales, inclusive of Finish Line and The Running Company, increased 8.1% to $282.0 million compared to $260.9 million a year ago. Finish Line comparable store sales increased 7.7% on top of an increase of 10.1% for the same period a year ago.  Digital sales, which are included in the comparable store sales results, were up 60.8% in the third quarter.

The company reported consolidated third quarter net income of $5.5 million, or $0.11 per diluted share, compared to net income of $4.1 million, or $0.08 per diluted share, a year ago.  This represents an increase in earnings per share of 37.5%.  Operating margin increased 20 basis points to 2.7% of sales this year from 2.5% of sales one year ago.

Consolidated merchandise inventories increased 7.0% to $280.4 million at the end of the quarter compared to $262.2 million a year ago.  For Finish Line, merchandise inventories increased by 5.5%.

At quarter-end, the company had no interest-bearing debt and $216.6 million in cash and cash equivalents, compared to $222.0 million at the end of the third quarter a year ago.

Year-to-Date Results

For the 39 weeks ended November 26, 2011, consolidated net sales increased 8.1% to $913.0 million compared to $844.4 million for the same period a year ago.  Finish Line year-to-date comparable store sales increased 8.5% on top of a 7.3% increase last year. Digital sales, on a year-to-date basis, were up 58.7% over the prior year.

The company reported consolidated net income of $42.9 million, or $0.80 per diluted share, which is a 27.0% increase in earnings per share over the same period a year ago, when net income was $34.6 million, or $0.63 per diluted share.

Year-to-date, the company has repurchased 2.6 million shares of its outstanding common stock, totaling $54.5 million with 4.1 million shares remaining on its current 5-million-share repurchase program.

December Sales Update

Finish Line comparable store sales on a month-to-date basis for the period of November 27 through December 18, 2011 increased 7.0% on top of a 4.5% increase for the same period a year ago.

“Our nearly 8% comp increase and EPS gain of more than 37% in the third quarter was another strong performance for our company,” said Chairman and Chief Executive Officer Glenn Lyon.  “It is the interplay of social media and technologies such as mobile along with digital and bricks and mortar channels that is the sweet spot for Finish Line. Our strategic plan has led us to develop a strong presence on all of these fronts while working to keep our brand relevant everywhere.  We continue to invest with purpose in technology, marketing and digital to drive the Finish Line brand business while also supporting a multi-divisional growth strategy.  We are focused on executing this plan while also moving with speed and innovation to take advantage of the right opportunities to grow our business and drive shareholder value.”

Q3 Fiscal 2012 Conference Call Tomorrow, December 22, 2011

The company will host a conference call for investors Thursday, December 22, 2011 at 8:30 a.m. Eastern.  To participate in the live conference call, dial 866-923-8645 (U.S. and Canada) or 660-422-4970 (International), conference ID #31974524. The live conference call will also be accessible online at Finish Line Webcast.  A replay of the conference call can be accessed approximately two hours following the completion of the call by dialing 855-859-2056, conference ID #31974524. This recording will be made available through Sunday, December 25, 2011.  The replay will also be accessible online at Finish Line Webcast.

Q4 FY 2012 Release/Conference Call March 29/30

The company expects to report fourth quarter results Thursday, March 29, 2012 after market close followed by a conference call Friday, March 30, 2012 at 8:30 a.m. Eastern.

About The Finish Line, Inc.

The Finish Line, Inc. is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, the company has two retail divisions – Finish Line, which operates 646 Finish Line brand stores in malls across the United States, and the Running Specialty Group, which operates 19 specialty running shops in seven states and the District of Columbia under The Running Company banner.

Finish Line stores employ more than 11,000 sneakerologists who help customers every day connect with their sport, their life and their style. Online shopping is available at www.finishline.com and mobile shopping is available at m.finishline.com.  Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at Facebook.com/FinishLineUSA.

The Running Company stores carry a deep assortment of performance running shoes, apparel and accessories. Their trained experts advise everyone from beginners to advanced runners and provide free gait analysis to ensure the proper fit for each customer. The Running Company is tightly connected to its communities, hosting regular neighborhood group runs and sponsoring local races. More information on The Running Company can be found at www.therunningcompany.net.

Forward-Looking Statements

This news release includes statements that are or may be considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “optimistic,” “confidence,” “continue,” “evolve,” “expand,” “growth” or words and phrases of similar meaning.  Statements that describe objectives, plans or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight and product costs; product demand and market acceptance risks; deterioration of macro-economic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company’s stores; the effect of competitive products and pricing; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company’s capital allocation strategy); and the other risks detailed in the company’s Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.  The forward-looking statements included herein are made only as of the date of this report and the company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

	The Finish Line, Inc.
	Consolidated Statements of Income (Unaudited)
	(In thousands, except per share and store data)

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2011	2010	2011	2010

Net sales	$282,011	$260,935	$912,999	$844,403
Cost of sales (including occupancy costs)	191,002	179,056	602,393	568,785
Gross profit	91,009	81,879	310,606	275,618

Selling, general and administrative expenses	83,067	75,278	241,818	219,835
Store closing costs	368	87	965	87
Operating income	7,574	6,514	67,823	55,696

Interest income, net	109	151	390	370
Income from continuing operations before income taxes	7,683	6,665	68,213	56,066

Income tax expense	2,135	2,531	25,329	21,459
Income from continuing operations	5,548	4,134	42,884	34,607

Loss from discontinued operations, net of income taxes	-	(12)	-	(25)
Net income	$5,548	$4,122	$42,884	$34,582

Income per diluted share:
Income from continuing operations	$0.11	$0.08	$0.80	$0.63
Loss from discontinued operations	-	-	-	-
Net income	$0.11	$0.08	$0.80	$0.63

Diluted weighted average shares outstanding	52,082	53,351	53,076	53,878

Dividends declared per share	$0.05	$0.04	$0.15	$0.12

Finish Line Store activity for the period:
Beginning of period	647	667	664	666
Opened	4	4	4	11
Closed	(3)	(2)	(20)	(8)
End of period	648	669	648	669
Square feet at end of period			3,491,396	3,586,387
Average square feet per store			5,388	5,361

Running Company Store activity for the period:
Beginning of period	-	-	-	-
Acquired	18	-	18	-
Opened	1	-	1	-
Closed	-	-	-	-
End of period	19	-	19	-
Square feet at end of period			57,302
Average square feet per store			3,016

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2011	2010	2011	2010

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (including occupancy costs)	67.7	68.6	66.0	67.4
Gross profit	32.3	31.4	34.0	32.6

Selling, general and administrative expenses	29.5	28.9	26.5	26.0
Store closing costs	0.1	-	0.1	-
Operating income	2.7	2.5	7.4	6.6

Interest income, net	-	0.1	0.1	-
Income from continuing operations before income taxes	2.7	2.6	7.5	6.6

Income tax expense	0.7	1.0	2.8	2.5
Income from continuing operations	2.0	1.6	4.7	4.1

Loss from discontinued operations, net of income taxes	-	-	-	-
Net income	2.0%	1.6%	4.7%	4.1%

	Condensed Consolidated Balance Sheet

	November 26,	November 27,	February 26
	2011	2010	2011
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$216,570	$222,030	$299,323
Merchandise inventories, net	280,409	262,160	193,505
Other current assets	21,366	29,714	16,856
Property and equipment, net	128,343	130,091	126,510
Other assets	37,737	32,097	28,651
Total assets	$684,425	$676,092	$664,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$147,983	$163,035	$126,420
Deferred credits from landlords	30,035	36,583	34,653
Other long-term liabilities	15,335	14,194	13,527
Shareholders' equity	491,072	462,280	490,245
Total liabilities and shareholders' equity	$684,425	$676,092	$664,845

Media Contact:	Investor Contact:
Anne Roman	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317-613-6577	317-613-6914